Exhibit 99.1

FOR IMMEDIATE RELEASE

Pinnacle Foods Inc. Reports Fiscal Q2 Results
Company Reaffirms its Outlook for Double-Digit EPS Growth for the Year
Parsippany, NJ, August 13, 2014 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the second quarter ended June 29, 2014 and reaffirmed its guidance for double-digit EPS growth for the year. Net sales increased approximately 9% versus year-ago in the second quarter, primarily reflecting the benefit of the Wish-Bone acquisition, and earnings per share advanced 22%, on a pro forma basis excluding items affecting comparability.
Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased 11% versus year-ago, driven by Wish-Bone and strength across the Company’s Leadership Brand portfolio, partially offset by lower sales of the Company’s Foundation Brand portfolio.
GAAP diluted earnings per share increased to $0.30 in the second quarter of 2014, compared to a loss per share of $0.28 in the year-ago period.  Excluding items affecting comparability, on a pro forma basis which is described in the accompanying reconciliation tables, diluted earnings per share advanced 22% to $0.33, compared to diluted earnings per share of $0.27 in the year-ago period.
Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, "We continue to execute well in an increasingly challenging environment. Our business model has proven to be resilient in a food industry characterized by weak growth and heavier promotional spending. We have been able to strike the right balance between investing in our brands, remaining price competitive and delivering strong earnings growth, and we are pleased that we delivered another quarter of market share growth.”
The Company also announced that, subsequent to the end of the second quarter, it reduced indebtedness by $200 million and now expects to achieve a 25 basis point step down in its term loan interest rate at the end of the fiscal third quarter of 2014, one quarter earlier than previously anticipated. In addition, the Company recently announced a 12% increase in its quarterly dividend to $0.235 per share, effective with its upcoming third quarter dividend to be paid in October 2014. This increase, which is consistent with the Company’s target of achieving a payout ratio of 50% of net earnings, reflects the Company’s continuing strong cash flow performance and confidence in its business model.
Second Quarter Consolidated Results
Net sales in the second quarter of 2014 increased 8.6% to $617.8 million, compared to net sales of $569.0 million in the second quarter of 2013, primarily due to a 9.6% benefit from the Wish-Bone acquisition and a 2.0% increase from higher volume/mix, largely reflecting the benefit of the Easter-related shift of sales from the first quarter to the second quarter of 2014. Partially offsetting this growth was lower net pricing of 2.8%, stemming from Easter-related promotional activity and trade investments made during the quarter to enhance competitiveness at retail. Also impacting the comparison was unfavorable foreign currency translation of 0.2%.
North America Retail net sales increased 11.0% to $536.2 million in the second quarter of 2014, compared to $482.9 million in the year-ago period, reflecting an 11.2% benefit from the Wish-Bone acquisition and a 3.2% increase from higher volume/mix, including the Easter-related sales shift, partially offset by lower net pricing of 3.2%

and unfavorable foreign currency translation of 0.2%. The decrease in net pricing was largely due to the aforementioned Easter-related promotional activity and trade investments.
Adjusted EBITDA on a pro forma basis advanced 17.5% to $105.9 million in the second quarter of 2014, compared to $90.1 million in the second quarter of 2013.  This performance reflected the growth in net sales, gross margin expansion of 70 basis points, and lower administrative expenses, partially offset by higher consumer marketing investment. The gross margin expansion was driven by productivity savings and favorable mix, partially offset by lower net pricing and inflation. Adjusted EBITDA is a Non-GAAP measure defined below under "Non-GAAP Financial Measures," and is reconciled to net earnings in the tables that accompany this release.
Earnings before interest and taxes (EBIT) advanced significantly to $81.9 million in the second quarter of 2014, compared to $11.0 million in the second quarter of 2013. Excluding items affecting comparability, EBIT on a pro forma basis increased approximately 21% to $86.3 million in the second quarter of 2014, compared to $71.3 million in the year-ago period.
Interest expense for the quarter on an adjusted pro forma basis increased 24% to $24.5 million, driven by debt incurred with the Wish-Bone acquisition. On the same basis, the effective tax rate for the quarter was 38.1%, compared to 39.5% in the prior year period, due to a benefit in the current quarter from a change in state tax legislation.
Net earnings in the second quarter advanced to $35.6 million compared with a net loss of $31.8 million in the year-ago period.  Excluding items affecting comparability, on a pro forma basis, net earnings for the second quarter increased approximately 23% to $38.3 million compared to net earnings of $31.2 million in the year-ago period.
Net cash provided by operating activities more than doubled in the second quarter of 2014 to $93 million, compared to $44 million in the year-ago period. The strong cash flow performance reflected growth in earnings before income taxes and improvement in working capital in 2014.
Second Quarter Segment Results
Birds Eye Frozen
Net sales for the Birds Eye Frozen segment increased approximately 1% to $246.2 million in the second quarter of 2014, compared to $244.0 million in the year-ago period. The performance was due to a 5.0% increase from volume/mix, including the Easter-related sales shift for Birds Eye vegetables, partially offset by lower net pricing of 4.1%, largely reflecting the impact of Easter-related promotional spending and trade investments to enhance competitiveness at retail for Birds Eye vegetables and Birds Eye Voila! skillet meals. These two Leadership Brands drove the net sales growth in the quarter, partially offset by lower sales of Celeste pizza, Aunt Jemima breakfast products, and Mrs. Paul’s and Van de Kamp’s seafood. During the quarter, Birds Eye introduced a Birds Eye Steamfresh kale variety and three new varieties of Birds Eye Steamfresh Chef’s Favorites, while Birds Eye Voila! continued the expansion of its Family Size line.
EBIT for the Birds Eye Frozen segment increased approximately 1% to $37.1 million in the second quarter of 2014, compared to $36.5 million in second quarter of 2013.  Excluding items affecting comparability, EBIT declined approximately 5%, as the benefits of productivity savings and net sales growth were more than offset by trade investments made during the quarter and higher commodity and logistics costs.
Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment advanced approximately 21% to $290.0 million in the second quarter of 2014, compared to $238.8 million in the year-ago period, due to a 22.6% benefit from the Wish-Bone acquisition and higher volume/mix of 1.3%. Partially offsetting these growth drivers were lower net pricing of 2.0%, reflecting the impacts of Easter-related promotional spending and a heightened promotional environment in the Company’s Canadian business, as well as unfavorable foreign currency translation of 0.5%.
The growth in net sales was primarily driven by the Leadership Brands-namely, Wish-Bone salad dressings, Duncan Hines baking products and Vlasic pickles-due, in part, to the benefit of the later Easter holiday. These growth drivers were partially offset by lower sales from the Foundation Brands and the Company’s Canadian business. During the quarter, Duncan Hines continued to expand its Decadent line and seasonal offerings with the introductions of Decadent Black & White Cupcake kit and Duncan Hines Limited Edition Summer Velvets.
EBIT for the Duncan Hines Grocery segment advanced 56% to $46.3 million in the second quarter of 2014, compared to $29.7 million in the year-ago period.  Excluding items affecting comparability, EBIT advanced approximately 43% to $48.6 million, driven by the net sales growth, including the benefits of Wish-Bone, productivity savings and lower commodity prices, partially offset by higher logistics costs and increased consumer marketing.
Specialty Foods
Net sales for the Specialty Foods segment declined approximately 5% to $81.6 million in the second quarter of 2014, compared to $86.2 million in the second quarter of 2013, due to lower volume/mix of 4.6% and lower net pricing of 1.7%, partially offset by a 1.0% benefit from the Wish-Bone foodservice business.  For the base business, growth in snacks was more than offset by lower sales of private label canned meat.
EBIT for the Specialty Foods segment increased 30% to $6.3 million in the second quarter of 2014, compared to $4.9 million in the second quarter of 2013. Excluding items affecting comparability, EBIT advanced approximately 25%, driven by productivity savings, reduced commodity prices and favorable mix.
Outlook for the Balance of the Year
The Company reaffirmed its adjusted EPS guidance for fiscal 2014 in the range of $1.70 - $1.75, or growth of 12% to 15% versus year-ago.  The Company continues to expect input cost inflation for 2014 of approximately 2%, productivity in the range of 3-4% of cost of products sold, and a diluted weighted average share count of 117.2 million. Given the benefits realized in the first half, the Company now expects its effective tax rate for the year to be slightly below its previous guidance of 38.9%.
Due to the termination of the Company’s merger agreement with Hillshire Brands, Pinnacle received a $163 million termination fee at the beginning of the third quarter of fiscal 2014. The fee, in concert with cash on hand, was used to reduce debt by $200 million. As a result of the debt pay-down and the Company’s anticipated ongoing strong cash flow, Pinnacle expects its net leverage ratio at the end of the third quarter to fall below the 4.25x threshold that will trigger a 25 basis point reduction in the interest rate on its term loans. The combination of the debt reduction and expected interest rate step-down would result in net interest expense for 2014 to be slightly below the $100 million previously forecasted. The Company plans to reinvest the interest savings in 2014 back into the business.
Conference Call Information
The Company will host an investor conference call on Wednesday, August 13, 2014 at 9:30AM (ET) to discuss the results of the quarter.  To access the call, investors and analysts can dial (866) 793-1344 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name:  Pinnacle Foods Q2 Earnings Call.  A replay of the call will be available, beginning August 13, 2014 at 1:00 PM (ET) until August 27, 2014, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1618983.  Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at http://www.pinnaclefoods.com.
Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
973-541-8629
About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings,

Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.
Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on March 6, 2014 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$617,800	$569,044	$1,261,839	$1,182,025
Cost of products sold	455,583	424,616	932,961	882,756
Gross profit	162,217	144,428	328,878	299,269
Operating expenses
Marketing and selling expenses	47,970	47,508	92,098	93,136
Administrative expenses	24,618	45,327	50,595	67,885
Research and development expenses	2,876	2,789	5,358	5,116
Other expense (income), net	4,843	37,833	8,826	41,490
Total operating expenses	80,307	133,457	156,877	207,627
Earnings before interest and taxes	81,910	10,971	172,001	91,642
Interest expense	24,524	47,627	48,891	88,283
Interest income	32	42	58	45
Earnings (loss) before income taxes	57,418	(36,614)	123,168	3,404
Provision (benefit) for income taxes	21,834	(4,775)	46,836	10,447
Net earnings (loss)	$35,584	$(31,839)	$76,332	$(7,043)

Net earnings (loss) per share
Basic	$0.31	$(0.28)	$0.66	$(0.07)
Weighted average shares outstanding - basic	115,690	114,909	115,641	98,080
Diluted	$0.30	$(0.28)	$0.65	$(0.07)
Weighted average shares outstanding - diluted	116,901	114,909	116,794	98,080
Dividends declared	$0.21	$0.18	$0.42	$0.18

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars, except share and per share amounts)

	June 29, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$170,834	$116,739
Accounts receivable, net of allowances of $6,234 and $5,849, respectively	173,120	164,664
Inventories	339,218	361,872
Other current assets	9,078	7,892
Deferred tax assets	150,029	141,142
Total current assets	842,279	792,309
Plant assets, net of accumulated depreciation of $326,694 and $297,103, respectively	552,947	523,270
Tradenames	1,951,392	1,951,392
Other assets, net	161,207	186,125
Goodwill	1,637,645	1,628,095
Total assets	$5,145,470	$5,081,191

Current liabilities:
Short-term borrowings	$1,998	$2,437
Current portion of long-term obligations	28,082	24,580
Accounts payable	157,765	142,353
Accrued trade marketing expense	31,930	37,060
Accrued liabilities	92,346	99,755
Dividends payable	25,746	25,119
Total current liabilities	337,867	331,304
Long-term debt (includes $54,376 and $63,796 owed to related parties, respectively)	2,475,975	2,476,167
Pension and other postretirement benefits	44,400	49,847
Other long-term liabilities	26,969	24,560
Deferred tax liabilities	645,666	601,272
Total liabilities	3,530,877	3,483,150
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued and outstanding 117,303,176 and 117,231,853, respectively	1,173	1,172
Additional paid-in-capital	1,331,185	1,328,847
Retained earnings	302,545	275,519
Accumulated other comprehensive loss	(20,310)	(7,497)
Total shareholders' equity	1,614,593	1,598,041
Total liabilities and shareholders' equity	$5,145,470	$5,081,191

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Six months ended
	June 29, 2014	June 30, 2013
Cash flows from operating activities
Net earnings (loss)	$76,332	$(7,043)
Non-cash charges (credits) to net earnings
Depreciation and amortization	39,958	38,025
Amortization of discount on term loan	1,267	410
Amortization of debt acquisition costs	2,056	2,755
Call premium on note redemptions	—	34,180
Refinancing costs and write off of debt issuance costs	—	19,668
Change in value of financial instruments	497	52
Equity-based compensation charge	4,448	3,325
Pension expense, net of contributions	(5,622)	(3,115)
Gain on sale of assets held for sale	—	(701)
Other long-term liabilities	(10)	(1,218)
Other long-term assets	—	—
Deferred income taxes	45,438	8,953
Changes in working capital
Accounts receivable	(8,367)	(5,378)
Inventories	33,252	69,120
Accrued trade marketing expense	(5,177)	(7,959)
Accounts payable	13,840	(21,144)
Accrued liabilities	(9,477)	(13,163)
Other current assets	(1,881)	(4,650)
Net cash provided by operating activities	186,554	112,117
Cash flows from investing activities
Payments for business acquisition	(11,769)	—
Capital expenditures	(56,210)	(43,823)
Proceeds from sale of plant assets	—	1,775
Net cash used in investing activities	(67,979)	(42,048)
Cash flows from financing activities
Net proceeds from initial public offering	—	623,929
Net proceeds from issuance of common stock	165	217
Repurchases of equity	—	(191)
Excess tax benefits on equity-based compensation	786	—
Taxes paid related to net share settlement of equity awards	(3,061)	—
Dividends paid	(48,635)	—
Proceeds from bank term loans	—	1,625,925
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(11,360)	(1,732,071)
Repurchase of notes	—	(899,180)
Proceeds from short-term borrowings	1,773	1,935
Repayments of short-term borrowings	(2,185)	(2,732)
Repayment of capital lease obligations	(1,755)	(1,377)
Debt acquisition costs	(214)	(12,491)
Net cash used in financing activities	(64,486)	(46,036)
Effect of exchange rate changes on cash	6	212
Net change in cash and cash equivalents	54,095	24,245
Cash and cash equivalents - beginning of period	116,739	92,281
Cash and cash equivalents - end of period	$170,834	$116,526

Supplemental disclosures of cash flow information:
Interest paid	$45,375	$77,734
Interest received	58	45
Income taxes paid	3,656	2,144
Non-cash investing and financing activities:
New capital leases	282	6,461
Dividends payable	25,746	21,107

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark to market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the aftertax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended June 29, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted
	June 29,	Other Restructuring	Non-Cash	Other	June 29,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$617,800	$—	$—	$—	$617,800
Gross profit	$162,217	$2,108	$(158)	$—	$164,167
% of net sales	26.3%				26.6%

Operating expenses
Marketing and selling expenses	$47,970	$—	$—	$—	$47,970
Administrative expenses	24,618	(190)	—	(169)	24,259
Research and development expenses	2,876	—	—	—	2,876
Other expense (income), net	4,843	(2,086)	—	—	2,757
Total operating expenses	$80,307	$(2,276)	$—	$(169)	$77,862

Earnings before interest and taxes	$81,910	$4,384	$(158)	$169	$86,305

Interest expense, net	$24,492	$—	$—	$—	$24,492
Provision for income taxes	$21,834	$1,705	$(61)	$66	$23,544
% effective tax rate	38.0%				38.1%

Net earnings	$35,584	$2,679	$(97)	$103	$38,269

Diluted net earnings per share	$0.30				$0.33
Diluted weighted average outstanding shares	116,901				116,901

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$81,910	$4,384	$(158)	$169	$86,305
Depreciation	16,392	—	—	—	16,392
Amortization	3,186	—	—	—	3,186
EBITDA	$101,488	$4,384	$(158)	$169	$105,883

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($2.1MM), professional fees and other expenses related to the terminated Hillshire offer ($2.1MM) and other acquisition related expenses ($0.2MM).
(3) Represents unrealized mark-to-market gains +$0.2MM resulting from hedging activities.
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Notes 1 and 2) Statement of Operations Amounts (unaudited)
For the three months ended June 30, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	June 30,	Other Restructuring	Non-Cash	Other	June 30,	Interest	Company	June 30,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	Costs (2)	2013
Net sales	$569,044	$—	$—	$—	$569,044	$—	$—	$569,044
Gross profit	$144,428	$2,354	$430	$—	$147,212	—	$—	$147,212
% of net sales	25.4%				25.9%			25.9%

Operating expenses
Marketing and selling expenses	$47,508	$(2,989)	$—	$—	$44,519	$—	$—	$44,519
Administrative expenses	45,327	(1,713)	—	(18,456)	25,158	—	(200)	24,958
Research and development expenses	2,789	(32)	—	—	2,757	—	—	2,757
Other expense (income), net	37,833	—	—	(34,180)	3,653	—	—	3,653
Total operating expenses	133,457	(4,734)	—	(52,636)	76,087	—	(200)	75,887

Earnings before interest and taxes	$10,971	$7,088	$430	$52,636	$71,125	—	$200	$71,325

Interest expense, net	$47,585	$—	$—	$(22,467)	$25,118	$(5,396)	$—	$19,722
Provision for income taxes	$(4,775)	$2,588	$168	$20,230	$18,211	$2,104	$78	$20,393
% effective tax rate	13.0%				39.6%			39.5%

Net earnings	$(31,839)	$4,500	$262	$54,873	$27,796	$3,292	$122	31,210

Diluted net earnings per share	$(0.28)				$0.24	—		$0.27
Diluted weighted average outstanding shares	114,909				114,909	1,180		116,089

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$10,971	$7,088	$430	$52,636	$71,125	—	$200	$71,325
Depreciation	14,883	—	—	—	14,883	—	—	14,883
Amortization	3,872	—	—	—	3,872	—	—	3,872
EBITDA	$29,726	$7,088	$430	$52,636	$89,880	—	$200	$90,080

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents employee severance ($2.7MM), restructuring charges related to plant closures ($2.2MM), principally our Millsboro, Delaware facility, business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business ($1.7MM), along with other IPO related expenses.
(4) Represents unrealized mark-to-market losses resulting from hedging activities ($0.4MM).
(5) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($18.5MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO. Interest expense of $22.5MM includes charges associated with the 2013 refinancing, such as write offs of deferred financing costs, original issue discount and financing fees.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the six months ended June 29, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Six Months Ended	Merger and	Other		Adjusted
	June 29,	Other Restructuring	Non-Cash	Other	June 29,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$1,261,839	$—	$—	$—	$1,261,839
Gross profit	$328,878	$3,663	$264	$—	$332,805
% of net sales	26.1%				26.4%

Operating expenses
Marketing and selling expenses	$92,098	$—	$—	$—	$92,098
Administrative expenses	50,595	(838)	—	(169)	49,588
Research and development expenses	5,358	—	—	—	5,358
Other expense (income), net	8,826	(2,086)	—	—	6,740
Total operating expenses	$156,877	$(2,924)	$—	$(169)	$153,784

Earnings before interest and taxes	$172,001	$6,587	$264	$169	$179,021

Interest expense, net	$48,833	$—	$18	$—	$48,851
Provision for income taxes	$46,836	$2,562	$96	$66	$49,560
% effective tax rate	38.0%				38.1%

Net earnings	$76,332	$4,025	$150	$103	$80,610

Diluted net earnings per share	$0.65				$0.69
Diluted weighted average outstanding shares	116,794				116,794

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$172,001	$6,587	$264	$169	$179,021
Depreciation	32,597	—	—	—	32,597
Amortization	7,361	—	—	—	7,361
EBITDA	$211,959	$6,587	$264	$169	$218,979

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($3.7MM), professional fees and other expenses related to the terminated Hillshire offer ($2.1MM), employee severance ($0.4MM), and other acquisition related expenses ($0.4MM).
(3) Represents unrealized mark-to-market losses resulting from hedging activities ($0.3MM).
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Notes 1 and 2) Statement of Operations Amounts (unaudited)
For the six months ended June 30, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Six Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	June 30,	Other Restructuring	Non-Cash	Other	June 30,	Interest	Company	June 30,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	Costs (2)	2013
Net sales	$1,182,025	$—	$—	$—	$1,182,025	$—	$—	$1,182,025
Gross profit	$299,269	$4,142	$26	$—	$303,437	—	$—	$303,437
% of net sales	25.3%				25.7%			25.7%

Operating expenses
Marketing and selling expenses	$93,136	$(4,560)	$—	$—	$88,576	$—	$—	$88,576
Administrative expenses	67,885	(2,284)	—	(19,179)	46,422	—	400	46,822
Research and development expenses	5,116	(120)	—	—	4,996	—	—	4,996
Other expense (income), net	41,490	—	—	(34,180)	7,310	—	—	7,310
Total operating expenses	207,627	(6,964)	—	(53,359)	147,304	—	400	147,704

Earnings before interest and taxes	$91,642	$11,106	$26	$53,359	$156,133	—	$(400)	$155,733

Interest expense, net	$88,238	$—	$—	$(22,467)	$65,771	$(25,763)	$—	$40,008
Provision for income taxes	$10,447	$4,155	$79	$20,513	$35,194	$10,047	$(156)	$45,085
% effective tax rate	306.9%				38.9%			39.0%

Net earnings	$(7,043)	$6,951	$(53)	$55,313	$55,168	$15,716	$(244)	70,640

Diluted net earnings per share	$(0.07)				$0.56	—		$0.60
Diluted weighted average outstanding shares	98,080				98,080	18,746		116,826

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$91,642	$11,106	$26	$53,359	$156,133	—	$(400)	$155,733
Depreciation	30,281	—	—	—	30,281	—	—	30,281
Amortization	7,744	—	—	—	7,744	—	—	7,744
EBITDA	$129,667	$11,106	$26	$53,359	$194,158	—	$(400)	$193,758

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents restructuring charges related to plant closures ($4.1MM), principally our Millsboro, Delaware facility, business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business ($3.3MM), employee severance ($2.9MM), along with other IPO related expenses.
(4) Represents unrealized mark-to-market losses resulting from hedging activities.
(5) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($19.2MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO. Interest expense of $22.5MM includes charges associated with the 2013 refinancing, such as write offs of deferred financing costs, original issue discount and financing fees.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months ended June 29, 2014 and June 30, 2013 (thousands)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Net sales - Reported
Birds Eye Frozen	$246,188	$244,040	$540,466	$536,491
Duncan Hines Grocery	289,963	238,821	554,867	466,029
North America Retail	536,151	482,861	1,095,333	1,002,520
Specialty Foods	81,649	86,183	166,506	179,505
Total	$617,800	$569,044	$1,261,839	$1,182,025

Earnings before interest & taxes - Reported
Birds Eye Frozen	$37,068	$36,527	$83,796	$85,453
Duncan Hines Grocery	46,349	29,702	89,022	59,134
Specialty Foods	6,348	4,875	13,420	13,061
Unallocated corporate expenses	(7,855)	(60,133)	(14,237)	(66,006)
Total	$81,910	$10,971	$172,001	$91,642

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$(57)	$2,426	$341	$3,245
Duncan Hines Grocery	2,212	4,356	4,371	6,804
Specialty Foods	(15)	180	53	180
Unallocated corporate expenses	2,255	53,192	2,255	54,262
Total	$4,395	$60,154	$7,020	$64,491

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$37,011	$38,953	$84,137	$88,698
Duncan Hines Grocery	48,561	34,058	93,393	65,938
Specialty Foods	6,333	5,055	13,473	13,241
Unallocated corporate expenses	(5,600)	(6,941)	(11,982)	(11,744)
Total	$86,305	$71,125	$179,021	$156,133

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts Supplemental Schedule of Adjustments Detail For the three months ended March 30, 2014 and March 31, 2013 (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014		June 30, 2013
Birds Eye Frozen
Restructuring charges	$—	$1.0	$—		$1.9
Employee severance	—	1.3	0.2		1.4
Unrealized mark-to-market (gain)/loss	(0.1)	0.3	0.1		0.1
Other	—	(0.2)	—		(0.2)
Total Birds Eye Frozen	$(0.1)	$2.4	$0.3		$3.2

Duncan Hines Grocery
Wish-Bone acquisition related charges	$0.2	$—	$0.4		$—
Restructuring charges	2.1	2.9	3.7		5.5
Employee severance	—	1.2	0.2		1.3
Unrealized mark-to-market (gain)/loss	(0.1)	0.2	0.1		—
Other	—	0.1	—		—
Total Duncan Hines Grocery	$2.2	$4.4	$4.4		$6.8

Specialty Foods
Employee severance	$—	$0.2	$—		$0.2
Other	—	—	0.1		—
Total Specialty Foods	$—	$0.2	$0.1	—	$0.2

Unallocated Corporate Expenses
Terminated Hillshire Offer expenses	$2.1	$—	$2.1		$—
Premiums paid on redemption of Senior Notes	—	34.2	—		34.2
Blackstone management/advisory fee	—	18.5	—		19.2
Other	0.2	0.5	0.2		0.9
Total Unallocated Corporate Expenses	$2.3	$53.2	$2.3		$54.3